EXHIBIT 99.1

One Tellabs Center	FOR IMMEDIATE RELEASE
1415 West Diehl Road	October 24, 2006
Naperville, Illinois 60563 U.S.A.

Tel: +1.630.798.8800
Fax: +1.630.798.2000
www.tellabs.com

Tellabs revenue rises 13% as earnings grow 41% in third quarter

Naperville, Ill. — Tellabs today reported third-quarter 2006 revenue of $523 million, up 13% from $464 million in the third quarter of 2005.

On a GAAP basis, Tellabs earned $59 million or 13 cents per share in the third quarter of 2006, up 41% from $42 million or 9 cents per share in the third quarter of 2005.

On a non-GAAP basis, Tellabs earned $73 million or 16 cents per share, up from $68 million or 15 cents a share in the third quarter of 2005. Non-GAAP results exclude pretax charges of $17.4 million for special items, including $9.5 million or 1.3 cents per share in equity-based compensation expense.

“We believe that telecom service providers are in the early stages of network transformations driven by new mobile and consumer triple-play services,” said Krish A. Prabhu, Tellabs president and chief executive officer. “Tellabs is well-positioned in faster-growing markets as service providers advance their networks.”

Broadband — Revenue from the broadband segment totaled $273 million, up 3% from $264 million in the third quarter of 2005. Within the broadband segment, access revenue fell 3% to $161 million from $166 million in the third quarter of 2005. Managed access revenue fell 5% to $80 million from $84 million a year ago. Data revenue more than doubled to $32 million from $14 million in the third quarter of 2005.

Transport — Revenue from the transport segment totaled $203 million, up 30% from $156 million in the third quarter of 2005.

Services — Services revenue was $46 million, up 6% from $44 million in the third quarter of 2005.

Share Repurchase – Under previously announced share repurchase plans, Tellabs repurchased 7.6 million shares for $76.3 million during the third quarter of 2006.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7 a.m. Central Daylight Time today to discuss its third-quarter results and provide its outlook for the fourth quarter. Internet users can hear a simultaneous webcast of the teleconference at http://www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10 a.m. Central Daylight Time today, until 10 p.m. Central Daylight Time on Friday, Oct. 27, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs reservation number: 7957926. A podcast of the call will be available at http://www.tellabs.com/news/feeds/ later today.

Tellabs advances telecommunications networks to meet the evolving needs of users. Broadband solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Ranked among the BusinessWeek InfoTech 100, Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index, NASDAQ Global Select Market and the S&P 500. http://www.tellabs.com

###

Forward-Looking Statements — This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the introduction of new products, the entrance into new markets, the integration of new businesses, the ability to secure necessary resources, the response of customers and competitors, industry consolidation and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

Editor’s Note: The complete text of this release is available at http://www.tellabs.com/news/2006/3q06.pdf

MEDIA CONTACTS:

George Stenitzer

+1.630.215.6751

george.stenitzer@tellabs.com

Ariana Nikitas

+1.630.798.2532

ariana.nikitas@tellabs.com

INVESTOR CONTACT:

Tom Scottino

+1.630.798.3602

tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Third Quarter		Nine Months
In millions, except per-share data	9/29/06	9/30/05	9/29/06	9/30/05
Revenue
Products	$476.1	$420.2	$1,450.8	$1,238.8
Services	46.4	43.7	135.7	123.2

	522.5	463.9	1,586.5	1,362.0
Cost of Revenue
Products	239.3	213.0	746.0	665.1
Services	29.5	33.2	90.3	90.1

	268.8	246.2	836.3	755.2

Gross Profit	253.7	217.7	750.2	606.8

Gross profit as a percentage of revenue	48.6%	46.9%	47.3%	44.6%

Gross profit as a percentage of revenue - products	49.7%	49.3%	48.6%	46.3%
Gross profit as a percentage of revenue - services	36.4%	24.0%	33.5%	26.9%

Operating Expenses
Research and development	89.6	84.7	274.2	256.4
Sales and marketing	43.5	42.2	133.5	133.8
General and administrative	27.7	25.2	84.3	69.9
Intangible asset amortization	6.5	7.9	20.6	28.1
Restructuring and other charges	(0.1)	(0.2)	1.9	14.2

	167.2	159.8	514.5	502.4

Operating Earnings	86.5	57.9	235.7	104.4

Other Income
Interest income, net	11.3	6.8	33.2	18.9
Other income (expense), net	(1.0)	0.8	(7.0)	(3.6)

	10.3	7.6	26.2	15.3

Earnings Before Income Tax	96.8	65.5	261.9	119.7
Income tax expense	(37.7)	(23.6)	(96.9)	(36.0)

Net Earnings	$59.1	$41.9	$165.0	$83.7

Net Earnings Per Share
Basic	$0.13	$0.09	$0.37	$0.19

Diluted	$0.13	$0.09	$0.36	$0.18

Weighted Average Shares Outstanding
Basic	445.5	447.8	447.7	450.4

Diluted	451.2	453.2	456.9	454.5

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	9/29/06	12/30/05
In millions, except share data	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$124.6	$880.8
Investments in marketable securities	1,106.4	308.9

	1,231.0	1,189.7

Other marketable securities - Cisco stock	242.7	180.8
Accounts receivable, net of returns and allowances of $7.6 and $8.4	378.5	319.4
Inventories
Raw materials	38.3	28.3
Work in process	11.3	11.7
Finished goods	105.9	69.1

	155.5	109.1
Income taxes	27.9	15.9
Miscellaneous receivables and other current assets	50.4	58.1

Total Current Assets	2,086.0	1,873.0

Property, Plant and Equipment
Land	20.6	20.3
Buildings and improvements	203.0	190.5
Equipment	427.9	403.2

	651.5	614.0
Accumulated depreciation	(355.2)	(313.9)

	296.3	300.1
Goodwill	1,113.5	1,111.9
Intangible Assets, Net of Amortization	96.7	117.2
Other Assets	133.5	112.7

Total Assets	$3,726.0	$3,514.9

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$84.9	$97.1
Accrued compensation	66.0	83.8
Restructuring and other charges	6.3	7.2
Income taxes	84.5	28.9
Cisco stock loan	242.7	180.8
Other accrued liabilities	133.4	127.4

Total Current Liabilities	617.8	525.2

Long-Term Restructuring Liabilities	19.5	24.0
Income Taxes	114.7	95.9
Other Long-Term Liabilities	55.6	55.1

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value; no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value; 487,933,877 and 477,045,901 shares issued	4.9	4.8
Additional paid-in capital	1,376.1	1,238.7
Deferred compensation expense	—	(10.9)
Treasury stock, at cost: 46,282,738 and 27,661,859 shares	(558.4)	(322.8)
Retained earnings	2,012.9	1,847.9
Accumulated other comprehensive income	82.9	57.0

Total Stockholders’ Equity	2,918.4	2,814.7

Total Liabilities and Stockholders’ Equity	$3,726.0	$3,514.9

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Nine Months
In millions	9/29/06	9/30/05
Operating Activities
Net earnings	$165.0	$83.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	76.9	96.5
Stock-based compensation	43.7	11.7
Deferred income taxes	65.9	(2.5)
Excess tax benefits from stock-based compensation	(16.2)	—
Restructuring and other charges	1.9	14.2
Net changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(62.4)	(15.3)
Inventories	(48.0)	(1.1)
Miscellaneous receivables and other current assets	(6.0)	4.7
Other assets	22.2	(1.2)
Accounts payable	(13.4)	(16.3)
Restructuring and other charges	(7.3)	(22.2)
Other accrued liabilities	(19.3)	(60.7)
Income taxes	(0.9)	31.2
Other long-term liabilities	0.5	18.6

Net Cash Provided by Operating Activities	202.6	141.3

Investing Activities
Capital expenditures	(49.4)	(35.3)
Disposals of property, plant and equipment	1.4	16.0
Payments for purchases of investments	(1,313.5)	(568.5)
Proceeds from sales and maturities of investments	520.0	947.9

Net Cash (Used for) Provided by Investing Activities	(841.5)	360.1

Financing Activities
Proceeds from issuance of common stock under option plans	88.4	32.8
Repurchase of common stock	(233.1)	(157.5)
Excess tax benefits from stock-based compensation	16.2	—

Net Cash (Used for) Financing Activities	(128.5)	(124.7)
Effect of Exchange Rate Changes on Cash	11.2	(29.4)

Net (Decrease) Increase in Cash and Cash Equivalents	(756.2)	347.3
Cash and Cash Equivalents - Beginning of Year	880.8	292.9

Cash and Cash Equivalents - End of Period	$124.6	$640.2

Forward-Looking Statements

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s expectations, estimates and assumptions, based on the information available at the time the document was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “foreseeable,” “estimate,” “target,” “expect,” “predict,” “plan,” “possible,” “intend,” “likely,” “will,” “would,” “should,” “could,” “may”, “continue” and similar expressions are intended to identify forward-looking statements.

RESULTS OF OPERATIONS

For the third quarter of 2006, our revenue grew 12.6% to $522.5 million compared with the third quarter of 2005. Year-to-date revenue for 2006 increased by 16.5% to $1,586.5 million with all three segments contributing to the increase. Consolidated margin increased to 48.6% in the third quarter compared with 46.9% in the third quarter of 2005, with both products and services margins improving. On a nine-month basis, consolidated margin were up 2.7 percentage points to 47.3%. Operating expenses increased by $7.4 million over the third quarter of 2005 and $12.1 million over the first nine months of 2005. Net earnings for the quarter were $59.1 million or $0.13 per share (basic and diluted) compared with $41.9 million or $0.09 per share (basic and diluted) in the same period of 2005. Net earnings for the nine-month period were $165.0 million or $0.37 per basic and $0.36 per diluted share, compared with $83.7 million or $0.19 per basic and $0.18 per diluted share in the first nine months of 2005.

At the beginning of 2006, we adopted SFAS 123(R) using the modified prospective method; therefore we did not restate prior periods. Related to the adoption of SFAS 123(R), the third quarter of 2006 includes $7.7 million of stock option expense and the first nine months of 2006 includes $29.8 million. No stock option expense is included in the 2005 results.

Revenue (in millions)

	Third Quarter			Nine Months
	2006	2005	Change	2006	2005	Change
Products	$476.1	$420.2	$55.9	$1,450.8	$1,238.8	$212.0
Services	46.4	43.7	2.7	135.7	123.2	12.5

Total revenue	$522.5	$463.9	$58.6	$1,586.5	$1,362.0	$224.5

Revenue from our products and services grew in the third quarter and on a nine-month basis. New customers and successful rollouts of fiber platforms and data solutions in our Broadband segment drove growth. Strong sales to wireless carriers throughout the year produced growth in the Transport segment. Professional and support services provided growth in the Services segment.

On a geographic basis, North American revenue was $393.8 million in the quarter, up 10.6% from a year ago while international revenue was up 19.4% to $128.7 million. The nine-month geographic North American revenue was $1,230.7 million, up 20.4% from a year ago, while international revenue was up 4.7% to $355.8 million from a year ago.

Gross Margin

	Third Quarter			Nine Months
	2006	2005	% Point Change	2006	2005	% Point Change
Products	49.7%	49.3%	0.4%	48.6%	46.3%	2.3%
Services	36.4%	24.0%	12.4%	33.5%	26.9%	6.6%
Consolidated	48.6%	46.9%	1.7%	47.3%	44.6%	2.7%

Consolidated margin in the third quarter increased by 1.7 percentage points due primarily to higher services margins. On a nine-month basis, consolidated margins increased by 2.7 percentage points due primarily to a more favorable product mix, improved product costs and higher services margins.

Operating Expenses (in millions)

	Third Quarter			Percent of Revenue
	2006	2005	Change	2006	2005
Research and development	$89.6	$84.7	$4.9	17.2%	18.3%
Sales and marketing	43.5	42.2	1.3	8.3%	9.1%
General and administrative	27.7	25.2	2.5	5.3%	5.4%

Subtotal	160.8	152.1	8.7	30.8%	32.8%

Intangible asset amortization	6.5	7.9	(1.4)
Restructuring and other charges	(0.1)	(0.2)	0.1

Total Operating Expenses	$167.2	$159.8	$7.4

	Nine Months			Percent of Revenue
	2006	2005	Change	2006	2005
Research and development	$274.2	$256.4	$17.8	17.3%	18.8%
Sales and marketing	133.5	133.8	(0.3)	8.4%	9.8%
General and administrative	84.3	69.9	14.4	5.3%	5.2%

Subtotal	492.0	460.1	31.9	31.0%	33.8%

Intangible asset amortization	20.6	28.1	(7.5)
Restructuring and other charges	1.9	14.2	(12.3)

Total Operating Expenses	$514.5	$502.4	$12.1

Total operating expenses increased in the third quarter by $7.4 million and on a nine-month basis by $12.1 million, due primarily to the inclusion of stock option expense and slightly higher spending in general and administrative and research and development. These increases were offset by lower restructuring charges and intangible asset amortization.

Other Income (in millions)

	Third Quarter			Nine Months
	2006	2005	Change	2006	2005	Change
Interest income, net	$11.3	$6.8	$4.5	$33.2	$18.9	$14.3
Other income (expense), net	(1.0)	0.8	(1.8)	(7.0)	(3.6)	(3.4)

Total	$10.3	$7.6	$2.7	$26.2	$15.3	$10.9

Interest income, net increased in the third quarter and on a nine-month basis due to larger invested balances and higher interest rates. Other income (expense), net included charges for other-than-temporary impairments on long-term investments of $1.5 million in the third quarter and $6.1 million in the first nine months of 2006. Comparatively, these charges were $0.4 million in the third quarter and $4.2 million in the first nine months of 2005.

Income Taxes

We recorded an increase in income tax expense due to higher income earned from both domestic and foreign operations, the impact from non-deductible expenses, and a valuation allowance established against the tax benefit of a capital loss. In addition, during 2005 our tax expense was favorably impacted by the release of valuation allowances maintained against deferred tax assets resulting from the utilization of domestic net operating loss carry forwards.

Segments

Revenue (in millions)

	Third Quarter			Nine Months
	2006	2005	Change	2006	2005	Change
Broadband	$273.0	$264.1	3.4%	$831.1	$740.0	12.3%
Transport	203.1	156.1	30.1%	619.7	498.8	24.2%
Services	46.4	43.7	6.2%	135.7	123.2	10.1%

Total revenue	$522.5	$463.9	12.6%	$1,586.5	$1,362.0	16.5%

Segment Profit* (in millions)

	Third Quarter			Nine Months
	2006	2005	Change	2006	2005	Change
Broadband	$41.4	$48.8	(15.2)%	$100.9	$94.7	6.5%
Transport	110.2	76.1	44.8%	345.1	230.3	49.8%
Services	17.6	10.5	67.6%	48.2	33.2	45.2%

Total segment profit	$169.2	$135.4	25.0%	$494.2	$358.2	38.0%

*	We define segment profit as gross profit less research and development expense. Segment profit excludes the impact of equity-based compensation (includes restricted stock and performance stock units granted after June 30, 2006 and stock options), amortization of purchased deferred stock compensation and intangibles, sales and marketing expenses, general and administrative expenses, and restructuring and other charges.

Broadband

Revenue

Revenue from the Broadband segment increased $8.9 million to $273.0 million in the third quarter of 2006, and by $91.1 million to $831.1 million on a nine-month basis. Within this segment, access revenue decreased in the third quarter by $4.6 million to $161.1 million due to lower fiber-based access revenue. In the third quarter, approximately 56% of total access product revenue was fiber-based with the balance consisting of copper-based. On a nine-month basis, access revenue increased by $78.0 million to $515.0 million as continued rollouts of fiber-access solutions provided the growth. Revenue from the managed access product category declined to $80.0 million in the third quarter and on a nine-month basis to $240.0 million due to reduced shipments of our managed access and cable telephony products. Revenue from data products grew to $31.9 million in the third quarter and on a nine-month basis to $76.1 million on the strength of a growing customer base worldwide.

Segment Profit

For the third quarter of 2006, our Broadband segment profit decreased to $41.4 million from $48.8 million in the third quarter of 2005 primarily due to charges for excess and obsolete inventory. In the first nine months of 2006, Broadband segment profit increased to $100.9 million from $94.7 million a year ago due to improved product costs which are partially offset by higher research and development expenses.

Transport

Revenue

Third-quarter revenue from the Transport segment increased $47.0 million to $203.1 million in 2006 and by $120.9 million to $619.7 million in the first nine months of 2006. Revenue from Tellabs® 5500 wideband cross-connect products grew significantly, driven by demand from wireless customers as they continued to enhance and build out their networks for 3G capabilities. Approximately 36% of third quarter revenue from Tellabs® 5500 wideband cross-connect products came from new systems, system expansions and software upgrades, which we believe indicates that our customers continue to invest in this platform. The remaining 64% consisted of port-card equipment growth on the installed base compared with approximately 80% in the third quarter of 2005. We shipped approximately 2.8 million T-1 equivalents during the third quarter of 2006 compared with 1.7 million T-1 equivalents in the third quarter of 2005.

Segment Profit

For the third quarter of 2006, our Transport segment profit increased by 44.8% to $110.2 million and by 49.8% to $345.1 million in the first nine months over the comparable periods in 2005. The increase is due to higher revenue and improved margins from the Tellabs® 5500 systems, slightly offset by higher research and development expense.

Services

Revenue

Revenue from the Services segment increased $2.7 million to $46.4 million in the third quarter of 2006 and by $12.5 million to $135.7 million in the first nine months of 2006. The improvement reflects an increase in revenue from support agreements and professional services.

Segment Profit

Services segment profit increased by 67.6% or $7.1 million to $17.6 million in the third quarter of 2006 and by 45.2% or $15.0 million to $48.2 million in the first nine months of 2006. The increase in segment profit was driven largely by the increase in higher margin support agreements and professional services revenue.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,231.0 million, which increased by $13.5 million during the quarter and $41.3 million since year-end. The increase in the third quarter was driven by cash from operating activities of $85.7 million, while the year-to-date increase reflects an increase of cash from operating activities of $202.6 million. During the third quarter of 2006, we repurchased 7.6 million shares of our common stock at a cost of $76.3 million and on a year-to-date basis, we repurchased 18.4 million shares at a cost of $233.1 million.

We believe that the current level of working capital, particularly cash and marketable securities, is sufficient to meet our normal operating requirements for the foreseeable future. Further, we believe that sufficient resources exist to support our future growth and strategic needs. Future sources of working capital may be from cash-on-hand, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources.

Our current policy is to retain our earnings to provide funds to enhance stockholder value by expanding our business, repurchasing our common stock and for operating activities. We do not anticipate paying a cash dividend in the foreseeable future.

TELLABS, INC.

CONSOLIDATED NON-GAAP STATEMENTS OF INCOME (1)

(Unaudited)

	Third Quarter			Nine Months
In millions, except per-share data	9/29/06	9/30/05	Change	9/29/06	9/30/05	Change
Revenue
Products	$476.1	$420.2		$1,450.8	$1,238.8
Services	46.4	43.7		135.7	123.2

	522.5	463.9	12.6%	1,586.5	1,362.0	16.5%
Cost of Revenue
Products	238.3	212.9		744.1	664.8
Services	28.8	33.2		87.5	90.1

	267.1	246.1		831.6	754.9

Gross Profit	255.4	217.8	17.3%	754.9	607.1	24.3%

Gross profit as a percentage of revenue	48.9%	46.9%	4.3%	47.6%	44.6%	6.7%

Gross profit as a percentage of revenue - products	49.9%	49.3%	1.2%	48.7%	46.3%	5.2%
Gross profit as a percentage of revenue - services	37.9%	24.0%	57.9%	35.5%	26.9%	32.0%

Operating Expenses
Research and development	86.2	82.3		260.7	248.9
Sales and marketing	41.6	42.2		127.2	133.6
General and administrative	25.2	25.1		73.0	69.6

	153.0	149.6		460.9	452.1

Operating Earnings	102.4	68.2		294.0	155.0

Other Income
Interest income, net	11.3	6.8		33.2	18.9
Other income (expense), net	0.5	1.2		(0.9)	0.6

	11.8	8.0		32.3	19.5

Earnings Before Income Tax	114.2	76.2		326.3	174.5
Income tax expense	(41.4)	(8.1)		(115.2)	(22.3)

Net Earnings	$72.8	$68.1		$211.1	$152.2

Net Earnings Per Share
Basic	$0.16	$0.15		$0.47	$0.34

Diluted	$0.16	$0.15		$0.46	$0.33

Weighted Average Shares Outstanding
Basic	445.5	447.8		447.7	450.4

Diluted	451.2	453.2		456.9	454.5

(1)	In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP statements of income as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP statements of income eliminate certain items of expenses and losses from cost of revenue, operating expenses and other income. The Company’s management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company’s core business as an indicator of future operational and financial performance. The Company’s management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.’s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.’s statements of income, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP statements of income.

Tellabs, Inc.

Reconciliation of Non-GAAP Adjustments

(Unaudited)

	Third Quarter 2006 (a)			Nine Months 2006 (b)
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$268.8	$(1.7)	$267.1	$836.3	$(4.7)	$831.6

Gross Profit	253.7	1.7	255.4	750.2	4.7	754.9

Operating Expenses	167.2	(14.2)	153.0	514.5	(53.6)	460.9

Other Income	10.3	1.5	11.8	26.2	6.1	32.3

Income Tax Expense	(37.7)	(3.7)	(41.4)	(96.9)	(18.3)	(115.2)

Net Earnings	$59.1	$13.7	$72.8	$165.0	$46.1	$211.1

Earnings Per Share - Basic	$0.13	$0.03	$0.16	$0.37	$0.10	$0.47
Earnings Per Share - Diluted	$0.13	$0.03	$0.16	$0.36	$0.10	$0.46

	Third Quarter 2005 (c)			Nine Months 2005 (d)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$246.2	$(0.1)	$246.1	$755.2	$(0.3)	$754.9

Gross Profit	217.7	0.1	217.8	606.8	0.3	607.1

Operating Expenses	159.8	(10.2)	149.6	502.4	(50.3)	452.1

Other Income	7.6	0.4	8.0	15.3	4.2	19.5

Income Tax Expense	(23.6)	15.5	(8.1)	(36.0)	13.7	(22.3)

Net Earnings	$41.9	$26.2	$68.1	$83.7	$68.5	$152.2

Earnings Per Share - Basic	$0.09	$0.06	$0.15	$0.19	$0.15	$0.34
Earnings Per Share - Diluted	$0.09	$0.06	$0.15	$0.18	$0.15	$0.33

Note: Equity-based compensation expense includes restricted stock and performance stock units granted after June 30, 2006 and stock options.

(a)	The $1.7 million charge to Cost of Revenue reflects equity-based compensation.

The $14.2 million charge to Operating Expenses reflects $7.8 million for equity-based compensation, $6.5 million for amortization of purchased intangible assets, and a $0.1 million reversal for restructuring.

The $1.5 million charge to Other Income reflects losses on the writedown of certain long-term equity investments.

(b)	The $4.7 million charge to Cost of Revenue reflects equity-based compensation.

The $53.6 million charge to Operating Expenses reflects $27.0 million for equity-based compensation, $20.6 million for amortization of purchased intangible assets, and $4.1 million for amortization of deferred compensation related to acquisitions and $1.9 million for a restructuring plan to reduce our U.S. workforce to better align our resources with our current financial operating model.

The $6.1 million charge to Other Income reflects losses on the writedown of certain long-term equity investments.

(c)	The $0.1 million charge to Cost of Revenue reflects amortization of deferred compensation related to acquisitions.

The $10.2 million charge to Operating Expenses reflects $7.9 million for amortization of purchased intangible assets, $2.5 million for amortization of deferred compensation related to acquisitions and a $0.2 million accrual reversal to reflect proceeds received in excess of original estimates on the sale of property, plant and equipment.

The $0.4 million charge to Other Income reflects an impairment of a long-term equity investment.

The $15.5 million charge to income taxes includes $15.4 million from the impact of the repatriation of approximately $600.0 million in foreign short-term investments.

(d)	The $0.3 million charge to Cost of Revenue reflects amortization of deferred compensation related to acquisitions.

The $50.3 million charge to Operating Expenses reflects $28.1 million for amortization of purchased intangible assets, $8.0 million for amortization of deferred compensation related to acquisitions, $0.5 million for severance and related costs due to the outsourcing of repair and return activities, $11.0 million for severance and related costs due to previously announced headcount reductions primarily in Denmark, Finland, and the US, $3.1 million for the impairment of property, plant and equipment disposed of or held for sale, $0.4 million in additional loss on the sale of the Denmark facility, $0.5 million for other costs primarily related to excess software licenses, $0.2 million accrual reversal to reflect proceeds received in excess of original estimates on the sale of property, plant and equipment, and a $1.1 million net accrual reversal for excess leased facilities due to favorable sublease activity.

The $4.2 million charge to Other Income reflects impairments of certain long-term equity investments.

The $13.7 million charge to income taxes includes $15.4 million from the impact of the repatriation of approximately $600.0 million in foreign short-term investments.